UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2007

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2007, David L. Pope was elected to the Board of Directors (the “Board”) of i2 Technologies, Inc. (the “Company”) by the holder of all of the issued and outstanding shares of the Company’s 2.5% Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”). Pursuant to Section 6(b) of the Certificate of Designations for the Series B Preferred Stock, the holder of the Series B Preferred Stock is entitled to elect two directors to serve on the Board. The holder of the Series B Preferred Stock had previously elected Michael J. Simmons to serve on the Board.

Mr. Pope will receive the standard compensation provided to all of the Company’s non-employee directors. This compensation includes an annual cash retainer of $25,000 and participation in the Company’s stock option plan for non-employee directors, under which Mr. Pope was automatically granted, on the date of his election, an award with a value equal to $87,500 in the form of an option grant and an award with a value equal to $87,500 in the form of a restricted stock award.

It is not currently contemplated that Mr. Pope will serve on any committee of the Board.

Since January 1, 2006, there have been no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Pope has a material interest subject to disclosure under Item 404(a) of Regulation S-K. However, Mr. Pope is employed by an affiliate of Amalgamated Gadget, L.P., which acts as investment manager for R2 Top Hat, Ltd., which owns all of the issued and outstanding shares of the Series B Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2007	i2 TECHNOLOGIES, INC.

	By:	/s/ John Harvey
John Harvey
Vice President, General Counsel and Secretary